EXECUTION COPY

MERIDIAN FUND, INC.

ADMINISTRATIVE SERVICES AND SHAREHOLDER SERVICING AGREEMENT

Ladies and Gentlemen:

We, Meridian Fund, Inc. (the “Corporation”), on behalf of each series of the Corporation (each, a “Fund” and, collectively, the “Funds”), wish to enter into this Administrative Services and Shareholder Servicing Agreement (“Agreement”) with you, Destra Capital Advisors LLC (“Destra”), concerning the provision of services as set forth in this Agreement. The terms and conditions of this Agreement, effective as of November 1, 2013, are as follows:

1. Provision of Services:

(a) You will from time to time provide certain of the services set forth in Appendix A of this Agreement (the “Services”).

(b) You will provide such office space and equipment, facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the Services.

(c) For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any other capacity, except as expressly provided herein.

2. Compensation:

(a) In consideration of the Services, we will pay to you a fee with respect to each class of shares of each Fund up to the annual rate of such Fund’s average daily net assets attributable to such class of shares of the Fund as set forth in Schedule I (the “Shareholder Servicing Fee”). The Shareholder Servicing Fee shall be accrued daily and paid monthly to you pursuant to the Fund’s Administrative Services and Shareholder Servicing Plan. The Shareholder Servicing Fee may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

(b) Compensation payable under this Agreement is subject to, among other things, the applicable National Association of Securities Dealers, Inc. or Financial Industry Regulatory Authority, Inc. (“FINRA”) conduct rules governing receipt by FINRA members of service fees from registered investment companies (the “Service Fee Rule”). Such compensation shall only be paid if permissible under the Service Fee Rule and shall not be payable for services that are deemed to be distribution-related services.

3. Reports: You agree to furnish us with such information as we may reasonably request, and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us) in connection with the preparation of reports to the Board of Directors (the “Board”) concerning this Agreement and the monies paid or payable

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by us pursuant hereto, as well as any other reports or filings that may be required by law. You agree to provide us with such certifications, reports and other information as we may reasonably request from time to time to assist us in complying with, and monitoring for compliance with, such laws, rules and regulations.

4. Limitation of Liability:

(a) Destra will not be liable for any act or omission or for any error of judgment of, or for any loss suffered by, the Corporation (including any Fund) in connection with the performance of Destra’s duties under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on Destra’s part in the performance of its duties under this Agreement, from the reckless disregard by Destra of its duties under this Agreement or from the material breach by Destra of this Agreement (“Destra Disabling Conduct”). The Corporation, on behalf of each applicable Fund (each, a “Fund Indemnifying Person”) agrees to indemnify and hold harmless Destra, and any person who controls Destra within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses which Destra Indemnified Persons may incur (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) (collectively, “Costs”) arising out of or relating to (i) any Services provided by Destra to such Fund under this Agreement, or (ii) the Corporation’s failure to comply, on behalf of itself or any such Fund, with any applicable laws or regulations, but in each case only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct. For the avoidance of doubt, no Fund Indemnifying Person shall provide indemnification to any Destra Indemnified Person with respect to any Costs arising out of or relating to any (i) services provided to any other Fund or (ii) of the Corporation’s failure to comply with any laws or regulations to the extent applicable to any other Fund.

(b) Neither the Corporation nor any Fund will be liable for any act or omission or for any error of judgment of, or for any loss suffered by, the Corporation (including any Fund) in connection with the performance of a Fund’s duties under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on such Fund’s part in the performance of its duties under this Agreement, from the reckless disregard by such Fund of its duties under this Agreement or from the material breach by such Fund of this Agreement (“Fund Disabling Conduct”). Destra agrees to indemnify and hold harmless the Corporation (including any Fund), and any person who controls the Corporation within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses which the Fund Indemnified Persons may incur (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) arising out of or relating to (i) any Services provided by Destra under this Agreement, or (ii) Destra’s failure to comply with any applicable laws or regulations, but in each case only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Fund Disabling Conduct.

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5. Term:

(a) This Agreement shall become effective as of November 1, 2013, and, unless sooner terminated as provided herein, shall continue in effect from year to year with respect to a Fund; provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority of the outstanding voting securities” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Fund.

(b) This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by the Board, by vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund, or by you. This Agreement will also terminate automatically in the event of its “assignment” (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

6. Communications: You will send any notice to us by first class mail, postage prepaid, or by confirmed telefacsimile at: 60 E. Sir Francis Drake Blvd., Wood Island, Suite 306, Larkspur, CA 94939, fax number: 415-461-0856 Attn: Secretary. We will send any notice to you by first class mail, postage prepaid, or by confirmed telefacsimile to you at: Destra Capital Advisors LLC, 901 Warrenville Road, Suite 15, Lisle, IL 60532, fax number: 630-241-4203, or such other address or telefacsimile number as we may reasonably believe appropriate. A party that changes its address or telefacsimile number shall promptly notify the other party.

7. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland without giving effect to conflict of laws principles. This Agreement may not be assigned by either party.

8. Actions by the Corporation and the Board: A reference to the Corporation and the Board refers respectively to the Corporation created by the Articles of Incorporation of the Corporation and the members comprising the Board as directors of the Fund in such capacity and not individually or personally. A copy of the document establishing the Corporation under Maryland law is on file with the Secretary of State of the State of Maryland. All parties hereto acknowledge and agree that any and all liabilities of the Corporation arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Corporation and that no Director, officer, or shareholder of a Fund shall be personally liable for any such liabilities. All persons dealing with the Corporation, must look solely to the property belonging to the Corporation for the enforcement of any claims against the Corporation.

9. Miscellaneous: This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

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If you agree to be legally bound by the provisions of this Agreement, please sign where indicated below and promptly return it to us.

MERIDIAN FUND, INC. on behalf of its Funds

By:	/s/ David Corkins
NAME: David Corkins
TITLE: President

DESTRA CAPITAL ADVISORS LLC

By:	/s/ Nicholas Dalmaso
NAME: Nicholas Dalmaso
TITLE: President

Administrative Services and Shareholder Servicing Agreement

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Schedule I

Compensation

Funds	Institutional Shares	Advisor Shares	Retirement Shares
Meridian Equity Income Fund	0.25%	0.25%	0.25%
Meridian Growth Fund	0.25%	0.25%	0.25%
Meridian Contrarian Fund	0.25%	0.25%	0.25%
Meridian Small Cap Growth Fund	0.25%	0.25%	0.25%

Schedule I-1

EXHIBIT A

Destra will provide to the Funds certain of the services set forth herein, and may provide certain other administrative services and shareholder servicing services, as shall be agreed to from time to time by Destra and the Funds. Notwithstanding anything to the contrary herein, Destra shall not be responsible for, or have any obligations with respect to: (i) those investment advisory functions to be performed pursuant to each Fund’s Investment Management Agreement, as may be amended from time to time, (ii) those services to be performed by the custodian of the Funds pursuant to the Corporation’s Custodian Agreement, as may be amended from time to time, (iii) those services to be performed by the distributor of the Funds pursuant to the Corporation’s Distribution Agreement, as may be amended from time to time, (iv) those services to be performed by the transfer agent of the Funds pursuant to the Corporation’s Transfer Agency Agreement, as may be amended from time to time, (v) those administrative assistance services to be provided pursuant to the Corporation’s Administration Assistance Services Agreement, (vi) those accounting services to be provided pursuant to the Corporation’s Accounting Services Agreement; and (vii) those services to be provided to holders of Legacy Shares pursuant to the Corporation’s Shareholder Services Agreement. Capitalized terms used in this Appendix A and not otherwise defined in this Appendix A shall have the meanings specified in the Administrative Services and Shareholder Servicing Agreement between Destra Capital Advisors LLC and Meridian Fund, Inc., on behalf of its Funds.

Administrative Services

Description of Fund Administration Services—General Administration Services. Destra may provide certain general administrative services pursuant to the Agreement, including, but not limited to the following:

•	The oversight and coordination of the performance of each of the service providers to the Corporation, including without limitation, its transfer agent, subtransfer agent, distributor, and shareholder servicing agents,

•	Assisting in the preparation of materials for meetings of the Corporation’s Board of Directors and shareholders;

•	Providing general ongoing business management and support services in connection with the Corporation’s operations;

•	After consultation with the distributor and counsel for the Corporation, determining the jurisdictions in which the Corporation’s shares shall be registered or qualified for sale;

Exhibit A-1

•	Assisting in monitoring of regulatory and legislative developments which may affect the Corporation; and consult with the Corporation with respect to regulatory examinations or investigations;

•	Participating to the extent reasonably requested by the Corporation and its counsel in the periodic updating of the Corporation’s registration statement;

•	With the assistance of Corporation officers and counsel, preparing and filing the Corporation’s Semi-Annual Reports with the Securities and Exchange Commission on Form N-CSR;

•	With the assistance of Corporation officers and counsel, preparing and filing with the Securities and Exchange Commission the Corporation’s annual and semiannual shareholder reports;

•	Assisting with the Corporation’s compliance with the amounts and conditions of each state blue sky qualification, filing documentation with such states as the Corporation shall direct relating to the initial or ongoing registration or qualification of shares in such states, and furnishing state-by-state blue sky registration reports to the Corporation;

•	Compiling data and accumulating information for and coordinating with the Corporation’s treasurer or assistant treasurer the preparation of reports to shareholders of record and the Securities and Exchange Commission;

•	Assisting in developing, compliance procedures for the Corporation, which will include without limitation, procedures to monitor compliance with each Fund’s investment objective, policies and limitations, tax matters, and applicable laws and regulations; and

Description of Fund Administration Services—Website Services. Destra may provide certain website-related administrative services pursuant to the Agreement, including, but not limited to the following:

•	Host the Corporation’s website and maintain such website with such information about the Corporation and each Fund as is initially mutually agreed by Destra and the Corporation, with performance, financial and other data regarding the Corporation and each Fund to be provided to Destra by the Corporation promptly as such data becomes available, and with such other information about the Corporation and each Fund to be provided to Destra by the Corporation from time to time;

•	Ensure all updates to the Corporation’s website are completed within a timely manner;

•	Provide data, software and hardware security protections for the Corporation’s website consistent with best industry practices, including but not limited to use of network “firewalls”, the latest patches and restrictive access to data networks and server equipment;

Exhibit A-2

•	Secure or back-up all data, files, file systems and other material used on the Corporation’s website and storing such material (i) in a different city from where such website is hosted and (ii) in a manner that can be retrieved easily and economically in the case of data and file loss;

•	Restore promptly the operation of the Corporation’s website in the event of disaster or other event that halts or significantly interferes with the operation of the servers hosting the Corporation’s website;

•	Provide periodic check-ups to ensure the Corporation’s website is up to date, that the Corporation’s domain name directs and resolves to the Corporation’s website and that all links within the Corporation’s website function as intended;

•	Provide information of each time the Corporation’s website is accessed and indicating the time allotment as well as the materials accessed and providing such information to management of the Corporation on a quarterly basis (unless reasonably requested by management of the Corporation more frequently); and

•	Provide necessary ongoing technical assistance with respect to the foregoing.

Shareholder Servicing Services

Description of Shareholder Services. Destra may provide certain shareholder services pursuant to the Agreement, including, but not limited to the following:

•	With respect to all share Classes of each Fund, providing information and distributing written communications concerning the particular Class of shares to their shareholders of record; handling shareholder problems and calls;

•	With respect to the Advisor, Retirement and Institutional Classes of each Fund, supervising the services of individuals whose principal responsibility and function shall be to preserve and strengthen the Corporation’s relationships with the shareholders of such Class;

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With respect to the Advisor and Retirement Classes of each Fund, assisting in developing the Corporation’s arrangements with respect to services provided by certain institutional shareholders (“Service Organizations”) under the Corporation’s Plan, including reviewing the services rendered by Service Organizations to their customers who beneficially own shares of such Class, pursuant to agreements between the Corporation and such Service Organizations (“Servicing Agreements”); assisting in reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Corporation, as reasonably requested by the Corporation; assisting in the execution and delivery of Servicing Agreements; monitoring the operations of the Plan;

Exhibit A-3

monitoring the activities of the Corporation’s transfer agent, and the calculation of service fees payable to such Servicing Organizations pursuant to the Plan (subject to the applicable limitations of FINRA); reporting to the Corporation’s Board of Directors with respect to the amounts paid or payable by the Corporation from time to time under the Plan and the nature of the services provided by Service Organizations; and maintaining appropriate records in connection with such duties;

•	With respect to the Institutional Class of each Series, assisting in monitoring the Corporation’s arrangements with respect to institutional investors and financial intermediaries (“.Participating Institutions”) purchasing shares on behalf of their customers and program participants, including, as reasonably requested by the Corporation, assisting in monitoring and reviewing services rendered by Participating Institutions to their customers; providing and supporting customized purchase and redemption procedures, as reasonably requested by the corporation; providing specialized performance reporting as required by Participating Institutions; and monitoring the percentage investment by Participating Institutions that are investment companies for purposes of compliance with 1940 Act limitations;

•	With respect to the Advisor, Retirement and Institutional Classes of each Fund, maintaining the Corporation’s relationships with third-party industry data services, such as NASDAQ, Morningstar, Bloomberg and Lipper Analytical Services, and reporting to such services with respect to ticker symbols, performance information and other information regarding the company and each Fund, as appropriate;

•	With respect to the Advisor, Retirement and Institutional Classes of each Fund, managing, monitoring and servicing intermediary programs an platforms that are offered in connection with such Class of shares;

•	With respect to the Advisor, Retirement, and Institutional Classes of each Fund, design, develop, monitor, and service information management tools in connection with such Classes of shares;

•	With respect to the Advisor, Retirement, and Institutional Classes of each Fund, develop and manage all ongoing relationships with broker-dealers, supermarkets, and third party administrators to include; contracts, performance posting, literature approval, networking fee reconciliation, 12b-l fee allocation and reconciliation and FINRA reviewed Fund materials;

•	With respect to all share Classes of each Fund, providing oversight and related support services that are intended to ensure the delivery of quality service to the shareholders of such Classes; and

Exhibit A-4

•	With respect to all share Classes of each Fund, providing such other similar services as the Corporation or the Advisor, as the case may be, may reasonably request.

Exhibit A-5